EATON CORPORATION
THIRD QUARTER 2008 REPORT ON FORM 10-Q
ITEM 6
EXHIBIT 12
RATIO OF EARNINGS TO FIXED CHARGES

	Nine months
	ended
	September 30,	Year ended December 31
	2008	2007	2006	2005	2004	2003
Income from continuing operations before income taxes	$994	$1,041	$969	$964	$749	$463

Adjustments
Minority interest in consolidated subsidiaries	10	14	10	5	7	12
(Income) losses of equity investees	(8)	(6)	1	1		(3)
Interest expensed	147	193	139	109	88	93
Amortization of debt issuance costs	2	1	1	1	1	2
Estimated portion of rent expense representing interest	39	44	41	38	37	38
Amortization of capitalized interest	10	12	12	12	17	13
Distributed income of equity investees		1	1	4	3

Adjusted income from continuing operations before income taxes	$1,194	$1,300	$1,174	$1,134	$902	$618

Fixed charges
Interest expensed	$147	$193	$139	$109	$88	$93
Interest capitalized	10	14	14	13	7	7
Amortization of debt issuance costs	2	1	1	1	1	2
Estimated portion of rent expense representing interest	39	44	41	38	37	38

Total fixed charges	$198	$252	$195	$161	$133	$140

Ratio of earnings to fixed charges	6.03	5.16	6.02	7.04	6.78	4.41